                                                          Exhibit 10.16















                    GREAT WESTERN FINANCIAL CORPORATION

                   1988 STOCK OPTION AND INCENTIVE PLAN

             (as amended and restated effective July 22, 1993)

                                TABLE OF CONTENTS



                                                                      Page



I.  PURPOSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

II. ADMINISTRATION AND AUTHORIZATION OF AWARDS. . . . . . . . . . . . .  1

III.STOCK SUBJECT TO THE PLAN . . . . . . . . . . . . . . . . . . . . .  2

IV. THE KEY EMPLOYEE PROGRAM. . . . . . . . . . . . . . . . . . . . . .  4
    4.1   Participation . . . . . . . . . . . . . . . . . . . . . . . .  4
    4.2   Options . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
          4.2.1  Grants . . . . . . . . . . . . . . . . . . . . . . . .  4
          4.2.2  Option Price . . . . . . . . . . . . . . . . . . . . .  4
          4.2.3  Maximum Option Term. . . . . . . . . . . . . . . . . .  4
          4.2.4  Exercise of Options. . . . . . . . . . . . . . . . . .  4
          4.2.5  Limitations on Grant of Incentive Stock Options. . . .  5
    4.3   Restricted Stock. . . . . . . . . . . . . . . . . . . . . . .  5
          4.3.1  Grants . . . . . . . . . . . . . . . . . . . . . . . .  5
          4.3.2  Price. . . . . . . . . . . . . . . . . . . . . . . . .  5
          4.3.3  Maximum Award Term . . . . . . . . . . . . . . . . . .  5
          4.3.4  Rights and Restrictions. . . . . . . . . . . . . . . .  5
    4.4   Stock Appreciation Rights . . . . . . . . . . . . . . . . . .  6
          4.4.1  Grants . . . . . . . . . . . . . . . . . . . . . . . .  6
          4.4.2  Exercise of Stock Appreciation Rights. . . . . . . . .  6
          4.4.3  Payment. . . . . . . . . . . . . . . . . . . . . . . .  6
          4.4.4  Maximum Stock Appreciation Right Term. . . . . . . . .  7
    4.5   Performance Awards. . . . . . . . . . . . . . . . . . . . . .  7

    4.6   Dividend Equivalents. . . . . . . . . . . . . . . . . . . . .  7
    4.7   Stock Payment . . . . . . . . . . . . . . . . . . . . . . . .  7
    4.8   Time of Payment . . . . . . . . . . . . . . . . . . . . . . .  7
    4.9   Termination of Awards . . . . . . . . . . . . . . . . . . . .  8
    4.10  Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

V.  THE DIRECTOR PROGRAM. . . . . . . . . . . . . . . . . . . . . . . .  9
    5.1   Participation . . . . . . . . . . . . . . . . . . . . . . . .  9
    5.2   Annual Option Grants. . . . . . . . . . . . . . . . . . . . .  9
    5.3   Deferred Fees . . . . . . . . . . . . . . . . . . . . . . . . 10
          5.3.1  Grants . . . . . . . . . . . . . . . . . . . . . . . . 10
          5.3.2  Option Formula . . . . . . . . . . . . . . . . . . . . 10
    5.4   Option Price. . . . . . . . . . . . . . . . . . . . . . . . . 10
    5.5   Option Period . . . . . . . . . . . . . . . . . . . . . . . . 11
    5.6   Exercise of Options . . . . . . . . . . . . . . . . . . . . . 11
    5.7   Termination of Directorship . . . . . . . . . . . . . . . . . 11
          5.7.1  Options Representing Annual Grants . . . . . . . . . . 11
          5.7.2  Options Representing Deferred Fees . . . . . . . . . . 11
    5.8   Acceleration Upon an Event. . . . . . . . . . . . . . . . . . 12

VI. OTHER PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . 12
    6.1   Rights of Eligible Employees, Participants and Beneficiaries. 12
          6.1.1  Employee Status. . . . . . . . . . . . . . . . . . . . 12
          6.1.2  No Employment Contract . . . . . . . . . . . . . . . . 12
          6.1.3  No Transferability . . . . . . . . . . . . . . . . . . 12
          6.1.4  Plan Not Funded. . . . . . . . . . . . . . . . . . . . 13
    6.2   Adjustment Upon Capitalization and Corporate Changes. . . . . 13
    6.3   Acceleration of Awards. . . . . . . . . . . . . . . . . . . . 14
    6.4   Termination, Suspension and Amendment . . . . . . . . . . . . 15
    6.5   Privileges of Stock Ownership; Minimum Purchase; No
          Fractional Shares . . . . . . . . . . . . . . . . . . . . . . 16
    6.6   Tax Withholding and Tax Bonuses . . . . . . . . . . . . . . . 16
    6.7   Compliance with Laws. . . . . . . . . . . . . . . . . . . . . 17
    6.8   Governing Laws. . . . . . . . . . . . . . . . . . . . . . . . 17
    6.9   Effective Date of the Plan. . . . . . . . . . . . . . . . . . 17
    6.10  Termination of the Plan . . . . . . . . . . . . . . . . . . . 18

VII.DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    7.1   "Act" . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    7.2   "Administrator" . . . . . . . . . . . . . . . . . . . . . . . 18
    7.3  "Award". . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    7.4   "Award Agreement" . . . . . . . . . . . . . . . . . . . . . . 18
    7.5  "Award Date" . . . . . . . . . . . . . . . . . . . . . . . . . 18
    7.6   "Award Period". . . . . . . . . . . . . . . . . . . . . . . . 18
    7.7  "Beneficiary". . . . . . . . . . . . . . . . . . . . . . . . . 18
    7.8   "Board of Directors". . . . . . . . . . . . . . . . . . . . . 18
    7.9   "Code". . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    7.10 "Committee". . . . . . . . . . . . . . . . . . . . . . . . . . 18
    7.11  "Common Stock". . . . . . . . . . . . . . . . . . . . . . . . 19
    7.12  "Company" . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    7.13  "Corporation" . . . . . . . . . . . . . . . . . . . . . . . . 19

    7.14  "Disability". . . . . . . . . . . . . . . . . . . . . . . . . 19
    7.15  "Disinterested" . . . . . . . . . . . . . . . . . . . . . . . 19
    7.16  "Dividend Equivalent" . . . . . . . . . . . . . . . . . . . . 19
    7.17  "Eligible Employee" . . . . . . . . . . . . . . . . . . . . . 19
    7.18  "Employee Participant". . . . . . . . . . . . . . . . . . . . 19
    7.19  "Event" . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    7.20  "Exchange Act". . . . . . . . . . . . . . . . . . . . . . . . 20
    7.21  "Fair Market Value" . . . . . . . . . . . . . . . . . . . . . 20
    7.22  "Incentive Stock Option". . . . . . . . . . . . . . . . . . . 20
    7.23  "Nonemployee Director". . . . . . . . . . . . . . . . . . . . 21
    7.24  "Nonemployee Director Participant". . . . . . . . . . . . . . 21
    7.25  "Nonqualified Stock Option" . . . . . . . . . . . . . . . . . 21
    7.26  "Normal Board Retirement" . . . . . . . . . . . . . . . . . . 21
    7.27  "Option". . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    7.28  "Other Eligible Person" . . . . . . . . . . . . . . . . . . . 21
    7.29  "Participant" . . . . . . . . . . . . . . . . . . . . . . . . 21
    7.30  "Par Value" . . . . . . . . . . . . . . . . . . . . . . . . . 21
    7.31  "Performance Award" . . . . . . . . . . . . . . . . . . . . . 21
    7.32  "Personal Representative" . . . . . . . . . . . . . . . . . . 21
    7.33  "Plan". . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    7.34  "Restricted Stock". . . . . . . . . . . . . . . . . . . . . . 21
    7.35  "Restricted Stock Award". . . . . . . . . . . . . . . . . . . 22
    7.36  "Stock Appreciation Right". . . . . . . . . . . . . . . . . . 22
    7.37  "Stock Payment" . . . . . . . . . . . . . . . . . . . . . . . 22
    7.38  "Subsidiary". . . . . . . . . . . . . . . . . . . . . . . . . 22

VIII. ADDITIONAL LIMITATIONS. . . . . . . . . . . . . . . . . . . . . . 22
    8.1   Limitations Applicable to Section 16 Persons. . . . . . . . . 22
    8.2   Release of Restrictions . . . . . . . . . . . . . . . . . . . 23
    8.3   Plan Construction . . . . . . . . . . . . . . . . . . . . . . 23

                   GREAT WESTERN FINANCIAL CORPORATION

                   1988 STOCK OPTION AND INCENTIVE PLAN

            (AS AMENDED AND RESTATED EFFECTIVE JULY 22, 1993)



I.  PURPOSE

     The Plan consists of two programs: (i) a Key Employee Program for the grant of awards to officers, key employees and advisory directors of the Company and certain other individuals who perform significant services for the Company; and (ii) a Director Program for the grant of Nonqualified Stock Options to Nonemployee Directors of the Corporation. The purpose of the Key Employee Program is to strengthen the Company by providing an additional means of retaining and attracting competent management personnel and by providing to participating officers and key employees and other participants a financial incentive for high levels of performance. The purpose of the Director Program is to attract and retain the services of experienced and knowledgeable independent directors and to provide additional incentive for such directors to work for the best interests of the Corporation and its stockholders.

II.  ADMINISTRATION AND AUTHORIZATION OF AWARDS

     The Director Program shall be non-discretionary and automatic and, to the maximum extent possible, shall be self-effectuating. The Administrator is authorized and empowered to administer the Plan, which administration shall include (but not be limited to) authority to (i) construe and interpret the Plan and any agreements defining the rights and obligations of the Corporation and Participants under the Plan; (ii) prescribe, amend and rescind rules and regulations relating to the Plan;
(iii) further define the terms used in the Plan; (iv) determine the rights and obligations of Participants under the Plan; and (v) make all other determinations necessary or advisable for the administration of the Plan. Each Award shall be evidenced by an Award Agreement signed by the Corporation and the Participant and shall be in such form and shall include such terms and conditions not inconsistent with the Plan as the Administrator may in its discretion from time to time determine. In addition, the Administrator is authorized and empowered to grant Awards under the Key Employee Program, which authority shall include (but not be limited to) authority to (i) select the Eligible Employees to whom Awards under the Key Employee Program are to be granted; and (ii) determine the time or times at which Awards under the Key Employee Program may be granted, the nature of Awards under the Key Employee Program, the number of shares of Common Stock that make up Awards under the Key Employee Program, the objectives, goals and performance criteria used to measure the value of Awards under the Key Employee Program and other terms and conditions applicable to each Award under the Key Employee Program in a manner not inconsistent with the Plan. Any Award granted under the Key Employee Program shall be in such form as the Administrator may from time to time approve and the provisions of Awards granted under the Key Employee Program need not be the same with respect to each Employee Participant.

     Subject to Section 6.4 hereof and the general limitations on Awards contained herein, the Administrator may authorize any adjustment in the exercise or purchase price, the number of shares subject to, the restrictions upon or the term of, an Award granted under the Key Employee Program by cancellation of an outstanding Award and a subsequent regranting of an Award or by amendment or by substitution of an outstanding Award. Such amendment, substitution or regrant may result in an exercise or purchase price which is higher or lower than the exercise or purchase price of the prior Award, provide for a greater or lesser number of shares subject to the Award, or provide for a longer or shorter term than the prior Award.

     In the event action by the Administrator is taken by unanimous written consent, the action of the Administrator shall be deemed to be the date the last member of the Committee signs the consent.

     Any action taken, or determination or adjustment made, by the Corporation, any Subsidiary, the Board of Directors or the Committee relating to the Plan or any Award hereunder, including, without limitation, adjustments pursuant to Sections 6.2 and 6.3 hereof, shall be within the absolute discretion of that entity or body and shall be final and conclusive and binding upon all persons. In making determinations under the Plan, the Board of Directors or the Committee may obtain and may rely upon the advice of independent counsel and accountants and other advisors to the Corporation. No member of the Board of Directors or the Committee, or officer of the Corporation or Subsidiary, shall be liable for any such action or determination taken or made in good faith with respect to the Plan or any Award hereunder.

III.  STOCK SUBJECT TO THE PLAN

     The stock available under the Plan shall be shares of the Corporation's authorized but unissued Common Stock or shares of Common Stock heretofore or hereafter acquired by the Corporation. Subject to
Section 6.2 hereof, the aggregate number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan shall not exceed 12,500,000 and the maximum number thereof that may be delivered under the Director Program shall not exceed 750,000. If any option or other right to acquire shares of Common Stock under an Award shall lapse or be cancelled or terminated without having been exercised in full, or any Common Stock subject to a Restricted Stock Award or other Award shall not vest or be delivered, the unpurchased, unvested or undelivered shares formerly subject thereto shall again be available for the purposes of the Plan. If a Stock Appreciation Right is exercised or a Performance Award based on the increased market value of a specified number of shares of Common Stock is paid, the number of shares of Common Stock to which such exercise or payment relates under the applicable Award shall be charged against the maximum amount of Common Stock that may be delivered pursuant to Awards under the Plan and, if applicable, such Award. In the event the Corporation withholds shares of Common Stock pursuant to Section 6.6 hereof, the number of shares that would have been deliverable with respect to an Award but that are withheld pursuant to the provisions of Section
6.6 hereof shall in effect not be issued, but the aggregate number of shares issuable with respect to the applicable Award and under the Plan shall be reduced by the number of shares withheld and such shares shall not be available for granting additional Awards under the Plan. If the Corporation accepts shares in payment of the exercise or purchase price of an Award pursuant to Section 4.2.2 or otherwise, the number of surrendered shares shall not be deducted from the number of shares otherwise chargeable against such maximum. To the extent a Performance Award or Dividend Equivalent constitutes an equity security (as this phrase is defined in Rule 16a-1 under the Exchange Act) issued by the Corporation and is paid in shares of Common Stock, such number of shares of Common Stock subject to such Performance Award or Dividend Equivalent shall be charged (but, in the case of a Dividend Equivalent, without duplication if such shares have already been charged against the maximum) against the maximum amount of Common Stock that may be issued pursuant to Awards to Eligible Employees under the Plan. Shares underlying any unexercised or unvested Award outstanding shall be reserved against the applicable plan maximum even if such shares are subject to vesting or other restrictions; provided, however, that once such Award expires or is forfeited, terminated or otherwise cancelled without delivery of the shares, the shares formerly so reserved shall (subject to the foregoing provisions) again be available under the Plan.

IV.  THE KEY EMPLOYEE PROGRAM

4.1   Participation

          Awards under the Key Employee Program may be granted only to Eligible Employees. An Eligible Employee who has been granted an Award under the Key Employee Program may, if otherwise eligible, be granted additional Awards under the Key Employee Program if the Administrator shall so determine.

4.2   Options

     4.2.1 Grants. One or more Options may be granted to any Eligible Employee. Each Option so granted shall be designated by the Administrator as either a Nonqualified Stock Option or an Incentive Stock Option.

     4.2.2 Option Price. The purchase price per share of the Common Stock covered by each Option shall be determined by the Administrator but shall not be less than (i) the Par Value per share in the case of a Nonqualified Stock Option and (ii) 100 percent of the Fair Market Value of such Common Stock on the Award Date in the case of an Incentive Stock Option. The purchase price of any shares purchased shall be paid in full at the time of each purchase in cash (or cash equivalent) or, at the Administrator's discretion, in shares of Common Stock which shall be valued at their Fair Market Value on the business day next preceding the date of exercise of the Option, or partly in such shares and partly in cash, or in such other form of legal consideration as may be approved from time to time by the Administrator and the Board of Directors.

     4.2.3 Maximum Option Term. Each Option and all rights or obligations thereunder shall expire on such date as shall be determined by the Administrator, but not later than ten years after the Award Date, and shall be subject to earlier termination as provided in the related Award Agreement and Sections 4.9 and 6.3 hereof.

     4.2.4  Exercise of Options.  Except as otherwise provided in Sections
6.2 and 6.3 hereof, an Option shall become exercisable in such manner and within such period or periods and in such installments, if any, as shall be determined by the Administrator and set forth in the related Award Agreement. If the holder of an Option shall not purchase all of the shares which he or she is entitled to purchase in any given installment period, the right to purchase shares not purchased in such installment period shall continue until the lapse or termination of such Option.

     4.2.5 Limitations on Grant of Incentive Stock Options. The aggregate Fair Market Value (determined as of the Award Date) of the Common Stock for which Incentive Stock Options may be first exercisable (other than as a result of acceleration) by any Employee Participant during any calendar year under the Plan or under any other plan of the Corporation or any Subsidiary shall not exceed $100,000. There shall be imposed in the Award Agreement relating to Incentive Stock Options such terms and conditions as are required in order that the Option be an "incentive stock option" as that term is defined in Section 422A of the Code. The Administrator may, however, with the consent of a holder of any Incentive Stock Option, authorize an amendment to the Incentive Stock Option that renders it a Nonqualified Stock Option.

4.3  Restricted Stock

     4.3.1 Grants. One or more Restricted Stock Awards may be granted to any Eligible Employee. Each Restricted Stock Award Agreement shall specify the number of shares of Common Stock to be delivered to the Employee Participant, the date of such delivery, the price to be paid for such shares by the Employee Participant and the restrictions imposed on such shares. Except as otherwise provided in Sections 6.2 and 6.3 hereof, the restrictions imposed upon Restricted Stock will lapse in accordance with such schedule and other conditions as shall be determined by the Administrator and set forth in the related Award Agreement.

     4.3.2 Price. The purchase price per share of shares of Restricted Stock shall be determined by the Administrator but shall not be less than the Par Value thereof.

     4.3.3 Maximum Award Term. Shares of Restricted Stock shall vest and all restrictions thereon lapse on such date as shall be determined by the Administrator, but not later than ten years after the Award Date, and rights to such shares shall be subject to earlier termination as provided in the related Award Agreement and in Sections 4.9 and 6.3 hereof.

     4.3.4 Rights and Restrictions. To the extent provided in the Award Agreement, an Employee Participant receiving Restricted Stock may be entitled to dividend and/or voting rights for shares delivered even though they are not vested, provided that such rights in any event shall terminate immediately as to any forfeited Restricted Stock.

4.4   Stock Appreciation Rights

     4.4.1 Grants. Stock Appreciation Rights related or unrelated to Options or other Awards may be granted to Eligible Employees:

     (i) at any time if unrelated to an Award or if related to any Award other than an Incentive Stock Option; or

     (ii)  only at the time of grant if related to an Incentive Stock
Option.

A Stock Appreciation Right may extend to all or a portion of the shares covered by a related Award.

     4.4.2 Exercise of Stock Appreciation Rights. A Stock Appreciation Right granted in connection with an Award shall be exercisable only at such time or times, and to the extent, that a related Award is exercisable. A Stock Appreciation Right granted in connection with an Incentive Stock Option may be exercisable only when the Fair Market Value of the stock subject to the related Award exceeds the exercise price of the related Award.

     4.4.3  Payment.

     (i) Upon the exercise of a Stock Appreciation Right, and if such Stock Appreciation Right is related to an Award surrender of an exercisable portion of the related Award, the Employee Participant shall be entitled to receive payment of an amount determined by multiplying:

     (a) the difference obtained by subtracting the purchase price of a share of Common Stock specified in the related Award, or if such Stock Appreciation Right is unrelated to an Award the initial share value specified in the Award, from the Fair Market Value, book value or other measure specified in the Award of a share of Common Stock on the date of exercise of such Stock Appreciation Right, by

     (b) the number of shares as to which such Stock Appreciation Right has been exercised.

     (ii) The Administrator, in its sole discretion, may require settlement of the amount determined under paragraph (i) above solely in cash, solely in shares of Common Stock (valued at Fair Market Value on the business day next preceding the date of exercise of the Stock Appreciation Right), or partly in such shares and partly in cash.

     4.4.4 Maximum Stock Appreciation Right Term. Each Stock Appreciation Right and all rights or obligations thereunder shall expire on such date as shall be determined by the Administrator, but not later than ten years after the Award Date, and shall be subject to earlier termination as provided in the related Award Agreement and Sections 4.9 and 6.3 hereof.

4.5  Performance Awards

     One or more Performance Awards may be granted to any Eligible Employee. The value of such Awards may be linked to the market value, book value or other measure of the value of the Common Stock or other specific performance criteria determined appropriate by the Administrator, in each case on a specified date or over any period determined by the Administrator, or may be based upon the appreciation in the market value, book value or other measure of the value of a specified number of shares of Common Stock over a fixed period determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the Employee Participant.

4.6  Dividend Equivalents

     An Employee Participant may also be granted "Dividend Equivalents" based on the dividends declared on the Common Stock, to be credited as of dividend payment dates, during the period between the Award Date and the date such Award is exercised, vests or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.

4.7  Stock Payment

     The Administrator may approve Stock Payments to Eligible Employees who elect to receive such payments in the manner determined from time to time by the Administrator. The number of shares shall be determined by the Administrator and may be based upon the Fair Market Value, book value or other measure of the value of such shares on the Award Date or on any date thereafter.

4.8  Time of Payment

     The Administrator may approve the deferral of any payments that may become due under the Plan. Such deferrals shall be subject to any conditions, restrictions or requirements as the Administrator may determine.

4.9  Termination of Awards

     In connection with the grant of any Award under the Plan, the Administrator may provide in the Award Agreement for the termination of all or any portion of an Award under certain circumstances, including, without limitation, termination of an Employee Participant's employment as a result of resignation, retirement, Disability or death, or for cause, and may distinguish among various causes of termination as the Administrator deems appropriate. In addition, the Administrator may provide, through an Award Agreement or otherwise, that in the event an Employee Participant's employment is terminated, (i) such Employee Participant's Awards may be exercised for specified periods thereafter within the Award Period, (ii) to the extent not fully exercisable or otherwise vested on the termination date, such Employee Participant's Awards may continue to become exercisable within the Award Period, or
(iii) the portion of the Award available to such Employee Participant, or his or her Beneficiary or Personal Representative, as the case may be, may be increased.

4.10  Loans

     The Corporation may, with the Administrator's approval, extend one or more loans to Employee Participants in connection with the exercise or receipt of outstanding Awards granted under the Plan; provided any such loan shall be subject to the following terms and conditions:

     (i) The principal of the loan shall not exceed the amount required to be paid to the Corporation upon the exercise or receipt of one or more Awards under the Plan less the aggregate Par Value of any Common Stock deliverable on such event, and the loan proceeds shall be paid directly to the Corporation in consideration of such exercise or receipt.

     (ii) The initial term of the loan shall be determined by the Administrator; provided that the term of the loan, including extensions, shall not exceed a period of ten years.

     (iii) The loan shall be with full recourse to the Employee Participant, shall be evidenced by the Employee Participant's promissory note and shall bear interest at a rate determined by the Administrator but not less than the Corporation's average cost of funds as of a date within 31 days of the date of such loan, as determined by the Administrator.

     (iv) In the event an Employee Participant terminates his or her employment at the request of the Corporation, the unpaid principal balance of the note shall become due and payable on the tenth business day after such termination; provided, however, that if a sale of such shares would cause such Employee Participant to incur liability under
Section 16(b) of the Exchange Act, the unpaid balance shall become due and payable on the tenth business day after the first day on which a sale of such shares could have been made without incurring such liability assuming for these purposes that there are no other transactions by the Employee Participant subsequent to such termination. In the event an Employee Participant terminates employment other than at the request of the Corporation, the unpaid principal balance of the note shall become due and payable six months after the date of such termination.

V.  THE DIRECTOR PROGRAM

5.1  Participation

     Awards under the Director Program shall be granted to each Nonemployee Director exclusively in accordance with the provisions set forth below and subject to the limitations in Article III.

5.2  Annual Option Grants

     (i) Upon the effective date of the Plan, there shall be granted automatically (without any action by the Administrator) a Nonqualified Stock Option to each Nonemployee Director then in office to purchase 2,500 shares of Common Stock. The Award Date of each such option shall be the effective date of the Plan. From time to time if, as and when any person who is not then an officer or employee of the Company shall become a director of the Corporation, effective upon the date such person takes office as a director, there shall be granted automatically (without any action by the Administrator) a Nonqualified Stock Option (the Award Date of which shall be the date such person takes office) to such person to purchase 2,500 shares of Common Stock.

     (ii) On January 2 (or if January 2 is not a business day, on the next succeeding business day) in each calendar year after 1988 during the term of the Plan, there shall be granted automatically (without any action by the Administrator) a Nonqualified Stock Option (the Award Date of which shall be such date in January) to each Nonemployee Director then in office and who has not attained age 72 to purchase 2,500 shares of Common Stock.

     (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no Nonemployee Director Participant shall receive more than one
Nonqualified Stock Option under this Section 5.2 in any calendar year.

5.3  Deferred Fees

     5.3.1 Grants. Subject to Section 6.9 hereof, Nonqualified Stock Options shall be granted automatically (without any action by the Administrator) on January 2 (or if January 2 is not a business day, on the next succeeding business day) in each calendar year to any Nonemployee Director who on or prior to the preceding June 30 files with the Corporate Secretary an irrevocable election to receive a Nonqualified Stock Option in lieu of annual retainer fees to be earned in the following year beginning January 1 and ending December 31 ("Plan Year"). The Award Date of each such Option shall be the applicable date in January.

     5.3.2 Option Formula. The number of shares of Common Stock subject to the Nonqualified Stock Option granted to such electing Nonemployee Director shall be equal to the nearer number of whole shares determined in accordance with the following formula:

                   Annual Retainer               Number
          ---------------------------------   =     of
          Fair Market Value minus Par Value      Shares

"Annual Retainer" shall mean the amount of fixed fees which the director of the Corporation will be entitled to receive for serving as a director of the Corporation in the relevant Plan Year, assuming no change in such compensation from that in effect as of the date in January on which the Nonqualified Stock Option is granted, and shall not include fees for attendance at meetings of the Board of Directors or any committee of the Board of Directors or for any other services to be provided to the Company. Fair Market Value shall be determined as of the Award Date.

5.4  Option Price

     The purchase price per share of the Common Stock covered by each Option granted pursuant to Section 5.2 hereof shall be 100 percent of the Fair Market Value of the Common Stock on the Award Date and the purchase price per share of the Common Stock covered by each Option granted pursuant to Section 5.3 hereof shall be the Par Value thereof. The purchase price of any shares purchased shall be paid in full at the time of each purchase in cash (or cash equivalent) or in shares of Common Stock which shall be valued at their Fair Market Value on the business day next preceding the date of exercise of the Option, or partly in such shares and partly in cash.

5.5  Option Period

     Each Option granted under the Director Program and all rights or obligations thereunder shall expire on the tenth anniversary of the Award Date and shall be subject to earlier termination as provided in Sections 5.7 and 5.8 hereof.

5.6  Exercise of Options

     Except as otherwise provided in Sections 5.7, 5.8 and 6.2 hereof, (i) each Option granted under Section 5.2 hereof shall become exercisable in 50% installments on the first and second anniversaries of the Award Date and (ii) each Option granted under Section 5.3 hereof shall become exercisable in 50% installments on the six month and one year anniversary of the Award Date.

5.7  Termination of Directorship

     5.7.1 Options Representing Annual Grants. If a Nonemployee Director Participant's services as a member of the Board of Directors terminate by reason of death, Disability or Normal Board Retirement, an Option granted pursuant to Section 5.2 hereof held by such Nonemployee Director Participant shall immediately become and shall remain exercisable for two years after the date of such termination or until the expiration of the stated term of such Option, whichever period is shorter. If a Nonemployee

Director Participant's services as a member of the Board of Directors terminate for any other reason, any portion of an Option granted pursuant to Section 5.2 hereof held by such Nonemployee Director Participant which is not then exercisable shall terminate and any portion of such Option which is then exercisable may be exercised for three months after the date of such termination or the balance of such Option's term, whichever period is shorter.

     5.7.2 Options Representing Deferred Fees. If a Nonemployee Director Participant's services as a member of the Board of Directors terminate by reason of death, Disability or Normal Board Retirement, an Option granted pursuant to Section 5.3 hereof held by such Nonemployee Director Participant shall immediately become and shall remain exercisable for two years after the date of such termination or the balance of such Option's term, whichever period is shorter. If a Nonemployee Director Participant's services as a member of the Board of Directors terminate for any other reason, any portion of an Option granted pursuant to Section 5.3 hereof held by such Nonemployee Director Participant which is not then exercisable shall terminate and any portion of such Option which is then exercisable may be exercised for two years after the date of such termina-tion or the balance of such Option's term, whichever period is shorter.

5.8  Acceleration Upon an Event

     Immediately prior to the occurrence of an Event, in order to protect the holders of Options granted under the Director Program, each Option granted under Section 5.2 hereof shall become exercisable in full and that portion of any Option granted under Section 5.3 hereof equal to that percentage of the calendar year that the holder served as a director shall become exercisable.

VI.  OTHER PROVISIONS

6.1  Rights of Eligible Employees, Participants and Beneficiaries

     6.1.1 Employee Status. Status as an Eligible Employee shall not be construed as a commitment that any Award will be made under the Plan to an Eligible Employee or to Eligible Employees generally.

     6.1.2 No Employment Contract. Nothing contained in the Plan (or in the Award Agreements or in any other documents related to the Plan or to Awards) shall confer upon any Eligible Employee or any Employee Participant any right to continue in the employ of the Company or constitute any contract or agreement of employment, or interfere in any way with the right of the Company to reduce such person's compensation or to terminate the employment of such Eligible Employee or Employee Participant, with or without cause, but nothing contained in the Plan or any document related thereto shall affect any other contractual right of any Eligible Employee or Employee Participant. Nothing contained in the Plan (or in the Award Agreements or in any other documents related to the Plan or to Awards) shall confer upon any director of the Corporation any right to continue as a director of the Corporation.

     6.1.3 No Transferability. Awards may be exercised only by, and amounts payable or shares issuable pursuant to an Award shall be paid only to or registered only in the name of, the Participant or, in the event of the Participant's death, to the Participant's Beneficiary or, in the event of the Participant's Disability, to the Participant's Personal Representative or, if there is none, to the Participant. Other than by will or the laws of descent and distribution, no right or benefit under the Plan or any Award, including, without limitation, any Option or any other derivative security issued under the Plan or any share of Restricted Stock that has not vested, shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such right or benefit shall be, in any manner, liable for, or subject to, debts, contracts, liabilities, engagements or torts of any Eligible Employee, Participant or Beneficiary, in any case except as may otherwise be expressly required by applicable law. The Administrator shall disregard any attempt at transfer, assignment or other alienation prohibited by the preceding sentence and shall pay or deliver such cash or shares of Common Stock in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Administrator may authorize exercise by or transfers or payments to a third party in a specific case or more generally; provided, however, with respect to any option or similar right (including any stock appreciation right) such discretion may only be exercised to the extent that applicable rules under Section 16 of the Exchange Act would so permit without disqualifying the Plan or Awards and rights thereunder from certain benefits under such rules.

     6.1.4 Plan Not Funded. No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock) of the Company by reason of any Award granted hereunder. There shall be no funding of any benefits which may become payable hereunder. Neither the provisions of the Plan (or of any documents related hereto), nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive an Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company. Awards payable under the Plan shall be paid in shares of Common Stock or from the general assets of the Corporation, and no special or separate fund or deposit shall be established and no segregation of assets or shares shall be made to assure payment of such Awards.

6.2  Adjustment Upon Capitalization and Corporate Changes

     If the outstanding shares of Common Stock are changed into or exchanged for cash or a different number or kind of shares or securities of the Corporation, or if additional shares or new or different shares or securities are distributed with respect to the outstanding shares of the Common Stock, through a reorganization or merger in which the Corporation is the surviving entity or through a combination, consolidation, recapitalization, reclassifica-tion, stock split, stock dividend, reverse stock split, stock consolidation or other capital change or adjustment, an appropriate proportionate, equitable adjustment shall be made in the number and kind of shares or other consideration that is subject to or may be delivered under the Plan and pursuant to outstanding Awards. A corresponding adjustment to the consideration payable with respect to Awards granted prior to any such change and to the price, if any, to be paid in connection with Restricted Stock Awards shall also be made as appropriate. Corresponding adjustments shall be made with respect to Stock Appreciation Rights related to Options based upon the adjustments, if any, made to the Options to which they are related. In addition, the Administrator may grant such additional rights in the foregoing circumstances as the Administrator deems to be in the best interest of any Employee Participant and the Corporation in order to preserve for the Employee Participant the benefits of an Award.

6.3  Acceleration of Awards

     Immediately prior to the occurrence of an Event, (i) each Option and Stock Appreciation Right under the Key Employee Program shall become exercisable in full, (ii) Restricted Stock delivered under the Key Employee Program shall immediately vest free of restrictions, and (iii) each other Award outstanding under the Key Employee Program shall be fully vested or exercisable, unless, prior to the Event, the Administrator otherwise determines that there shall be no such acceleration or vesting of an Award or otherwise determines those Awards which shall be accelerated or vested and the extent to which they shall be accelerated or vested, or that an Award shall terminate, or unless in connection with such Event the Administrator provides (i) for the assumption of such Awards theretofore granted, or (ii) for the substitution for such Awards of new awards covering securities or obligations (or any combination thereof) of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices, or (iii) for the payment of the fair value of the then outstanding Awards. In addition, the Administrator may grant such additional rights in the foregoing circumstances as the Administrator deems to be in the best interest of the Employee Participant and the Corporation in order to preserve for the Employee Participant the benefits of an Award. For purposes of this Section 6.3 only, Administrator shall mean the Administrator as constituted immediately prior to the Event.

     In addition, the Administrator may in its sole discretion accelerate the exercisability or vesting of any or all Awards outstanding under the Key Employee Program in circumstances under which the Administrator determines such acceleration appropriate.

6.4  Termination, Suspension and Amendment

     The Board of Directors may, at any time, suspend, amend, modify or terminate the Plan (or any part thereof), and the Administrator may, with the consent of an Employee Participant, authorize such modifications of the terms and conditions of such Participant's Award as it shall deem advisable; provided that, except as permitted under the provisions of
Section 6.2 hereof, no amendment or modification of the Plan as approved by stockholders may be adopted without approval by a majority of the shares of the Common Stock represented (in person or by proxy) at a meeting of stockholders at which a quorum is present and entitled to vote thereat, if such amendment or modification would:

     (i) materially increase the benefits accruing to Participants under the Plan within the meaning of Rule 16b-3 under the Exchange Act or any successor provision;

     (ii) materially increase the aggregate number of shares which may be delivered pursuant to Awards granted under the Plan; or

     (iii) materially modify the requirements of eligibility for participation in the Plan.

     Neither adoption of the Plan nor the provisions hereof shall limit the authority of the Board of Directors or the Administrator to adopt other plans or to authorize other payments of compensation and benefits under applicable law.

     No Awards under the Plan may be granted or amended during any suspension of the Plan or after its termination. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations pertaining to any Awards granted under the Plan prior to such amendment, suspension or termination.

     Notwithstanding the foregoing provisions of this Section 6.4, the provisions of Article V that establish the amount and price of securities to be granted or awarded, and the timing of the award or grant of such securities, to Non-Employee Directors shall not be amended more than once every six months, other than as may be necessary to comport with any relevant changes in the Code or regulations thereunder.

6.5  Privileges of Stock Ownership; Minimum Purchase; No Fractional Shares

     A Participant shall not be entitled to the privilege of stock ownership as to any shares of Common Stock until certificates evidencing such shares are actually issued in the name of such Participant. No Award or installment thereof shall be exercisable except in respect of whole shares, and fractional share interests shall be disregarded. No fewer than twenty-five shares may be purchased at one time unless the number purchased is the total number at the time available for purchase under the Option or other Award.

6.6  Tax Withholding and Tax Bonuses

     The Corporation shall be entitled to require deduction from other compensation payable to each Participant any sums required by federal, state or local tax law to be withheld with respect to an Award, but, in the alternative, (i) the Corporation may require the Participant to advance such sums, or (ii) if a Participant, other than a Nonemployee Director Participant, elects, the Corporation may withhold shares of Common Stock having a Fair Market Value equal to the sums required to be withheld. If the Employee Participant elects to advance such sums directly, written notice of that election shall be delivered prior to such exercise and, whether pursuant to such election or pursuant to a requirement imposed by the Corporation, payment in cash or by check of such sums for taxes shall be delivered within ten days after the date of exercise. If the Employee Participant elects to have the Corporation withhold shares of Common Stock having a Fair Market Value equal to the sums required to be withheld, the value of the shares of Common Stock to be withheld will be equal to the Fair Market Value of such shares on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). Elections by eligible Participants to have shares of Common Stock withheld for this purpose will be subject to the following restrictions:
(w) the election must be made prior to the Tax Date, (x) the election must be irrevocable, (y) the election will be subject to the disapproval of the Administrator, and (z) if the Participant is an officer of the Corporation within the meaning of Section 16 of the Exchange Act, the election shall be subject to such additional restrictions as the Administrator may impose in an effort to secure the benefits of any regulations thereunder. The Corporation shall not be obligated to issue shares and/or distribute cash to the Participant upon exercise of any Award until such payment has been received or shares have been so withheld, unless withholding (or offset against a cash payment) as of or prior to the date of such exercise is sufficient to cover all such sums due or which may be due with respect to such exercise. In addition, the Administrator may grant to any Employee Participant a cash bonus in the amount of any sum required by federal, state or local tax law to be withheld with respect to an Award.

6.7  Compliance with Laws

     The Plan, the granting of Awards under the Plan, the Award Agreements and the delivery of Options, shares of Common Stock and other Awards (and/or the payment of money or Common Stock) pursuant thereto and the extension of any loans hereunder are subject to such additional requirements as the Administrator may impose to assure or facilitate compliance with all applicable federal and state laws, rules and regulations (including, without limitation, securities laws and margin requirements) and to such approvals by any regulatory or governmental agency which may be necessary or advisable in connection therewith.

     In connection with the administration of the Plan or the grant of any Award, the Administrator may impose such further limitations or conditions as in its opinion may be required or advisable to satisfy, or secure the benefits of, applicable regulatory requirements (including those rules promulgated under Section 16 of the Exchange Act or those rules that facilitate exemption from or compliance with the Act or the Exchange Act), the requirements of any stock exchange upon which such shares or shares of the same class are then listed, and any blue sky or other securities laws applicable to such shares.

6.8  Governing Laws

     The Plan and all Awards granted under the Plan and the documents evidencing Awards shall be governed by, and construed in accordance with, the laws of the State of California, except as to those matters governed by the laws of the State of Delaware as the state of incorporation of the Corporation.

6.9  Effective Date of the Plan

     The Plan first became effective (except as provided below) on February 23, 1988 and was approved by stockholders of the Corporation on April 26, 1988. The Plan was amended by the Board of Directors in December 1989, November 1991, July 1992, February 1993 (subject to Stockholder approval which was obtained on April 27, 1993) and July 1993. Notwithstanding the foregoing provisions, the provisions of Section 5.3 hereof have not yet become effective and shall become effective only on such date hereafter as the Board of Directors shall designate.

6.10  Termination of the Plan

     Unless previously terminated by the Board of Directors, the Plan shall terminate at the close of business on February 22, 1998, and no Awards (other than rights granted under Sections 6.2 and 6.3 hereof) shall be granted under it thereafter, but such termination shall not affect any Award theretofore granted under the Plan or the authority of the Administrator with respect to outstanding Awards.

VII.  DEFINITIONS

     7.1 "Act" shall mean the Securities Act of 1933, as amended from time to time.

     7.2 "Administrator" shall mean the Committee or, with respect to acts or matters on or prior to November 26, 1991, the Board of Directors.

     7.3 "Award" shall mean an Option, which may be designated as a Nonqualified Stock Option or Incentive Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Performance Award, a Dividend
Equivalent or a Stock Payment, in each case granted under the Plan.

     7.4 "Award Agreement" shall mean a written agreement setting forth the terms of an Award.

     7.5 "Award Date" shall mean the date upon which the Administrator takes the necessary action granting an Award or such later date as is prescribed by the Administrator.

     7.6 "Award Period" shall mean the period beginning on an Award Date and ending on the expiration date of such Award.

     7.7 "Beneficiary" shall mean the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive the benefits specified under the Plan in the event of a Participant's death.

     7.8 "Board of Directors" shall mean the Board of Directors of the Corporation.

     7.9 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     7.10 "Committee" shall mean the Compensation Committee of the Board of Directors or such other committee as from time to time constituted and appointed by the Board of Directors to serve as Administrator of the Plan, which Committee shall consist of no fewer than three directors (or no fewer than two directors, as of September 1, 1994 (or such other date as the Committee may determine or the Securities and Exchange Commission may designate as the expiration of the transition period with respect to former Rule 16b-3 under the Exchange Act)), each of whom shall be a Disinterested member of the Board of Directors.

     7.11  "Common Stock" shall mean the Common Stock of the Corporation.

     7.12 "Company" shall mean, collectively, the Corporation and its Subsidiaries, or the Corporation or any of its Subsidiaries, as the context requires.

     7.13 "Corporation" shall mean Great Western Financial Corporation and its successors.

     7.14 "Disability" shall mean any inability on the part of a Participant, as determined by the Administrator, in its complete and sole discretion, commencing before age 64-1/2, to perform the substantial and material duties of his or her job due to injury or sickness lasting for more than 180 consecutive days or such other condition as the Administrator may include for purposes of the Plan.

     7.15 "Disinterested" shall mean ineligible to participate in the Key Employee Program during the period of service on the Committee and possessing such other qualifications and satisfying such other criteria as are necessary to meet applicable legal or regulatory requirements for administration of the Plan, including but not limited to the disinterested administration requirements of Rule 16b-3 and any other requirements under the Exchange Act, as amended from time to time.

     7.16 "Dividend Equivalent" shall mean a right to receive a number of shares of Common Stock or an amount of cash, determined as provided in
Section 4.6 hereof.

     7.17 "Eligible Employee" shall mean an officer or key full time or part time employee of the Company or Other Eligible Person.

     7.18 "Employee Participant" shall mean an Eligible Employee who has been granted an Award under the Key Employee Program.

     7.19  "Event" shall mean any of the following:

    (i) Any person or entity (or group of affiliated persons or entities) acquires in one or more transactions, whether before or after the effective date of the Plan, ownership of more than 50 percent of the outstanding shares of stock entitled to vote in the election of directors of the Corporation; or

    (ii) The dissolution or liquidation of the Corporation or a reorganization, merger or consolidation of the Corporation with one or more entities, as a result of which the Corporation is not the surviving entity, or a sale of all or substantially all of the assets of the Corporation as an entirety to another entity.

          For purposes of this provision, ownership does not include ownership:

     (i) by a person owning such shares merely of record (such as a member of a securities exchange, a nominee or a securities depositary system),

       (ii) by a person as a bona fide pledgee of shares prior to a default and determination to exercise powers as an owner of the shares,

       (iii) by a person who is not required to file statements on Schedule 13D by virtue of Rule 13d-l(b) of the Securities and Exchange Commission under the Exchange Act, or

       (iv) by a person who owns or holds shares as an underwriter acquired in connection with an underwritten offering pending and for purposes of their resale.

     7.20 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

     7.21 "Fair Market Value" shall mean the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is listed as reported on the composite tape and published in the Western Edition of The Wall Street Journal, or, if there is no trading of the Common Stock on the relevant date, then the closing price of the Common Stock, as so reported and published, on the next preceding date on which there was trading in the Common Stock; provided, however, that the Administrator may designate such other exchange, market or source of data as it deems appropriate for determining fair market value for purposes of the Plan.

     7.22 "Incentive Stock Option" shall mean an incentive stock option within the meaning of Section 422 of the Code.

     7.23 "Nonemployee Director" shall mean a member of the Board of Directors of the Corporation who is not an officer or employee of the Company.

     7.24 "Nonemployee Director Participant" shall mean a Nonemployee Director who has been granted an Award under the Director Program.

     7.25 "Nonqualified Stock Option" shall mean a stock option that does not qualify as an Incentive Stock Option.

     7.26 "Normal Board Retirement" shall mean retirement from active service as a member of the Board of Directors on or after attaining age 72.

     7.27 "Option" shall mean either a Nonqualified Stock Option or an Incentive Stock Option.

     7.28 "Other Eligible Person" shall mean an advisory director of the Company, or other person (including but not limited to loan agents and consultants) who performs substantial services for the Company of a nature similar to those performed by key employees, selected to participate in the Plan by the Administrator from time to time; provided that in no event shall a Nonemployee Director be selected as an Other Eligible Person.

     7.29 "Participant" shall mean either an Employee Participant or a Nonemployee Director Participant.

     7.30 "Par Value" shall mean the par value per share of the Common Stock, initially $1.00.

     7.31 "Performance Award" shall mean a cash bonus, stock bonus or other performance or incentive award that is paid in cash, stock or a combination of both.

     7.32 "Personal Representative" shall mean the person or persons who, upon the Disability or incompetence of a Participant, shall have acquired on behalf of the Participant by legal proceeding or otherwise under applicable law the right to act as guardian or legal representative of the Participant and receive the benefits specified in the applicable Award Agreement under the Plan.

     7.33 "Plan" shall mean the Great Western Financial Corporation 1988 Stock Option and Incentive Plan, as amended from time to time.

     7.34 "Restricted Stock" shall mean those shares of Common Stock issued pursuant to a Restricted Stock Award that are not free of the restrictions set forth in the related Award Agreements.

     7.35 "Restricted Stock Award" shall mean an award of a fixed number of shares of Common Stock subject, however, to payment of such consideration, if any, and such forfeiture provisions, as are set forth in the Award Agreement.

     7.36 "Stock Appreciation Right" shall mean a right to receive a number of shares of Common Stock or an amount of cash, or a combination of shares and cash, based upon the Fair Market Value, book value or other measure determined from time to time by the Administrator of the value of the Common Stock as provided in Section 4.4 hereof.

     7.37 "Stock Payment" shall mean a payment in the form of shares of Common Stock, or an option or other right to purchase shares of Common Stock, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation, including, without limitation, salary, bonuses and commissions, that would otherwise become payable to an Eligible Employee in cash.

     7.38 "Subsidiary" shall mean any corporation or other entity a majority or more of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

VIII. ADDITIONAL LIMITATIONS

8.1  Limitations Applicable to Section 16 Persons

     Notwithstanding any other provision of the Plan except Section 8.2, any Award granted to an Eligible Employee who is then subject to Section 16 of the Exchange Act is subject to the following additional limitations:

     (1) the Award may provide for the issuance of shares of Common Stock as a stock bonus for no consideration other than services rendered or to be rendered; and

     (2) in the event of an Award under which shares of Common Stock are or in the future may be issued for any other type of consideration, the amount of such consideration either (i) shall be equal to the minimum amount (such as the par value of such shares) required to be received by the Corporation to comply with applicable state law, or (ii) shall be equal to or greater than 50% of the Fair Market Value of the shares of Common Stock on the date of the Award.

8.2  Release of Restrictions

     The limitations in Section 8.1 shall be suspended as of September 1, 1994 (or such other date as the Committee may determine or the Securities and Exchange Commission may designate as the expiration of the transition period with respect to former Rule 16b-3 under the Exchange Act), except to the extent that the Securities and Exchange Commission by regulation or staff interpretation determines that such limitations are necessary to conform the plan to the requirements of, or otherwise secure the benefits available with respect to a conforming "plan" or particular Award, as the case may be, under Rule 16b-3 under the Exchange Act.

8.3  Plan Construction

     It is the intent of the Corporation that this Plan and Awards hereunder satisfy and be interpreted in a manner that in the case of Participants who are or may be subject to Section 16 of the Exchange Act satisfies the applicable requirements of Rule 16b-3 (as in effect before May 1, 1991 or after May 1, 1991, as the case may be, in respect of the
Plan) so that such persons will be entitled to the benefits of the Rule or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder. In furtherance of such intent, each of the Employee Program and Director Program (and the two classes of awards under the Director Program) may, in the discretion of the Administrator, be deemed a separate plan if so required, notwithstanding the designation of this document as a Plan for convenience of reference and to establish certain provisions and limitations applicable to all authorized Awards. If any provision of this Plan or of any Award would otherwise frustrate or otherwise conflict with the intent expressed above, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict, but to the extent of any remaining irreconcilable conflict with such intent as to such persons in the circumstances, such provision shall be deemed void.